EXHIBIT 3.01

SOSID: 0452284 Date Filed: 1/12/2009 8:02:00 AM Elaine F. Marshall North Carolina Secretary of State C200900900433

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

ECB BANCORP, INC.

Pursuant to §55-10-06 of the General Statutes of North Carolina, the undersigned corporation hereby submits these Articles of Amendment for the purpose of amending its Articles of Incorporation:

1. The name of the corporation is ECB BANCORP, INC.

2. The following amendment to the corporation’s Articles of Incorporation was adopted by the corporation’s shareholders on the 23rd day of December, 2008, in the manner prescribed by Chapter 55 of the General Statutes of North Carolina:

The corporation’s Articles of Incorporation are amended by deleting current Article 2 thereof in its entirety and inserting a new to Article 2 as follows:

2. (a)	The aggregate number of shares which the corporation shall have the authority to issue is 12,000,000 shares divided into two classes. The designation, par value and number of shares of each class are as follows:

Class	Par Value	Number of Shares
Common Stock	$3.50	10,000,000
Preferred Stock	No Par	2,000,000

Total Shares		12,000,000

(b)	The corporation’s Board of Directors shall be authorized to issue shares of Preferred Stock from time to time, to create series thereof, and to determine the designations, terms, relative rights, preferences, and limitations of the Preferred Stock, or of shares within each series of Preferred Stock, at the time of issuance, all by its resolution. Without limiting the generality of the foregoing authority, the Board of Directors shall be authorized to fix and determine:

(1)	the designation of each series and the number of shares to constitute each series (which number may be increased or decreased from time to time unless otherwise provided by the Board of Directors);

(2)	the dividend rate (or method of determining such rate), if any; any conditions on which and times at which dividends are payable; any preference or relation which such dividends shall bear to the dividends payable on any other class or classes or any other series of capital stock, including Preferred Stock; whether such dividends shall be cumulative or non-cumulative; and whether the Preferred Stock will be participating or nonparticipating with other shares with respect to dividends;

(3)	whether shares within a series will be redeemable (at the option of the corporation or the holders of such shares or both, or upon the happening of a specified event) and, if so, the redemption prices and the conditions and times upon which redemption may take place and whether for cash, property, or rights, including securities of the corporation or of another corporation;

(4)	the terms and amount of any sinking, retirement, or purchase fund;

(5)	with respect to each series, the conversion or exchange rights (at the option of the corporation or the holders of such shares or both, or upon the happening of a specified event), if any, including the conversion or exchange times, prices, rates, adjustments, and other terms of conversion or exchange;

(6)	the voting rights, if any (other than any voting rights that the Preferred Stock may have as a matter of law);

(7)	any restrictions on the issuance or reissuance of additional Preferred Stock;

(8)	with respect to each series, the rights of the holders upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation, including any preferences over the Common Stock or any other class or classes or any other series of capital stock, including Preferred Stock, and whether the Preferred Stock will be participating or nonparticipating with other shares with respect to distributions of the corporation’s assets;

(9)	any limitations or restrictions on transfer; and

(10)	with respect to each series, such other special rights and privileges, if any, for the benefit of the holders of, or other terms or limitations with respect to, the shares within that series as shall not be inconsistent with the provisions of the corporation’s Articles of Incorporation, as amended, or applicable law.

All shares of Preferred Stock of the same series shall be identical in all respects, except that shares of any one series issued at different times may differ as to dates, if any, from which dividends thereon may accumulate. The number, designations, terms, relative rights, preferences, and limitations of shares within any one series may differ from those of shares within any other series. All shares of Preferred Stock redeemed, purchased or otherwise acquired by the corporation (including shares surrendered for conversion) shall be canceled and thereupon restored to the status of authorized but unissued shares of Preferred Stock undesignated as to series.”

3. These Articles will become effective upon filing.

This the 24th day of December, 2008.

ECB BANCORP, INC.

By:	/S/ Arthur H. Keeney III
Arthur H. Keeney III
President and Chief Executive Officer